Exhibit 5.3

LAW OFFICES OF
ROSS E. RUDOLPH *
MARC D. FINE  (i)
L. MONTGOMERY PORTER
JAMES D. JOHNSON
KRISTA B. LOCKYEAR
KEITH A. SERMERSHEIM
JEFFREY W. HENNING  (ii, iii)
STACY K. NEWTON
ANGELA L. FREEL*
BRIAN E. TOWNSEND
KELLY J. JACKSON
MAX E. FIESTER
JOSEPH H. LANGERAK IV  (ii)
PAUL C. RUDOLPH (ii, iii)
KYLE R. RUDOLPH
________________________

R. STEVEN KROHN
DONALD R. WRIGHT*
DANIEL L. OLIVER
(Of Counsel)
[Missing Graphic Reference]	MAILING ADDRESS: P. O. BOX 1507 EVANSVILLE, IN 47706-1507 (i) ALSO ADMITTED IN FLORIDA (ii) ALSO ADMITTED IN KENTUCKY (iii) ALSO ADMITTED IN ILLINOIS *REGISTERED INDIANA CIVIL MEDIATOR
221 N. W. FIFTH STREET EVANSVILLE, INDIANA 47708 TELEPHONE: (812) 422-9444 FACSIMILE: (812) 421-7459 WEB-SITE: www.rfpj.com
March __, 2011

To:	Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710

Re:	Berry Plastics Corporation Registration Statement on Form S-4 initially filed on March 16, 2011 (File No. 333-__________)

Ladies and Gentlemen:

We have acted as special local counsel in the State of Indiana (the “State”) for Rollpak Corporation, an Indiana Corporation (the “Company”), a subsidiary of Berry Plastics Corporation, a Delaware corporation (“Berry”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on March 16, 2011 (File No. 333-___________), of the proposed offer by Berry to exchange (the “Exchange Offer”) $800,000,000 of its outstanding unregistered 9-3/4% Second Priority Senior Secured Notes due 2021 (the “Outstanding Notes”) for a like principal amount of 9-3/4% Second Priority Senior Secured Notes registered under the Act (the “Registered Notes”) and (ii) the guarantees (the “Guarantees”) of the Guarantors listed in the Registration Statement (the “Registrant Guarantors”) pursuant to the Indenture referred to below.   Berry is proposing the Exchange Offer pursuant to a Registration Rights Agreement with respect to the Outstanding Notes by and between the Company and Credit Suisse Securities (USA) LLC as representative of the Initial Purchasers named therein, dated as of November 19, 2010, the Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of November 19, 2010 (the “Indenture”), by and between Berry and U.S. Bank National Association, as Trustee (the “Trustee”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

In rendering the opinions expressed below, we have examined the original, or copies of the documents provided to us by the Company and set forth below.  Except as otherwise noted, all of the following documents are dated as of the date hereof.

1.	the Indenture;

2.	the Registered Notes;

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3.	the Guarantees;

4.	Articles of Incorporation of the Company, dated November 22, 1983;

5.	Articles of Merger/Share Exchange of DGD Corporation into the Company, dated April 15, 1983;

6.	Articles of Amendment of the Articles of Incorporation of the Company, dated May 19, 2003;

7.	By-laws of the Company;

8.	Certified Resolutions of the Subsidiaries of Berry Plastics Corporation dated November 10, 2010; and

9.	Certificate of Good Standing issued by the Indiana Secretary of State, dated as of March ___, 2011, with respect to the Company.

The documents listed as items 1 through 3 above are sometimes collectively referred to herein as the “Documents” and the documents listed as items 4 through 9 above are sometimes collectively referred to as the “Organizational Documents”.

Except for the Documents, we have not reviewed or made any independent examination of or inquiry into any other documents or instruments which have been or which may be executed in connection with this transaction or referred to in the Documents, nor have we made any inquiry with respect to other facts or circumstances concerning this transaction or the status of Berry or any of its subsidiaries (except for the Company) or any other party to any of the Documents, except for the Company.

We have relied upon information in certificates issued by the Secretary of State of the State, other governmental officials, officers or agencies and upon information provided by the Company.  We have not undertaken an investigation, search or review of the relevant court documents, calendars or docket indices of any court or administrative agency.  Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, it is intended to signify that during the course of our representation of the Company, no information has come to our attention which would give us actual knowledge of such facts, or the absence of such facts, as the case may be.  This opinion relates only to the matters addressed herein as of the date hereof and we express no opinion with respect to any transaction or event not expressly addressed herein.

We have not made any investigation of and do not express an opinion as to, any matters of title. We express no opinion with respect to the effect of any law other than the law of the State and the Federal law of the United States (collectively, the “Applicable Law”).  Where applicable we have assumed the laws of the State of Delaware are identical to the laws of the State.

For purposes of this opinion, we have, with your permission, assumed without independent investigation and without making any factual, legal or other inquiry and without expressing any opinion or stating any conclusion with respect thereto:

(i)	the genuineness of all signatures;

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March __, 2011

(ii)	that the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the original documents;

(iii)	that, other than with respect to the Company, the Documents have been duly authorized, executed and delivered by each of the parties thereto;

(iv)
that, other than with respect to the Company, the persons who executed, acknowledged and delivered the Documents on behalf of each of the parties thereto were duly authorized to do so by each such party;

(v)
the validity, enforceability, due authorization, execution and delivery of all of the Documents, and any other documents which have been or which may be executed in connection with this transaction and which may affect the validity and enforceability of the Documents, by Berry or any of its subsidiaries (except for the Company) and/or any other party to any such documents;

(vi)
that, other than with respect to the Company, all parties to the Documents or other documents which have been or which may be executed in connection with this transaction have the power to enter into and perform all obligations thereunder and that all requisite actions by such parties have occurred;

(vii)	that there has not been any mutual mistake of fact, fraud, duress or undue influence; and

(viii)	that the conduct of the parties to the Documents has complied with any requirement of good faith, fair dealing and conscionability.

Accordingly, we express no opinion as to the matters referred to in clauses (i) through (viii) of the immediately preceding sentence.

Based upon the foregoing, we are of the opinion that:

1.           The Company (a) is a corporation validly existing and in good standing under the laws of the State of Indiana and (b) has the necessary corporate capacity, corporate power and authority to guarantee the Registered Notes pursuant to the terms of the Indenture.

2.           The Company’s guarantee of the Registered Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action and the Indenture has been validly authorized, executed and delivered by the Company.

Our opinions expressed above are subject to the following qualifications:

(a)           We express no opinion regarding (i) any federal or state securities laws or regulations, including, without limitation, any “blue sky” laws, (ii) any federal or state anti-trust or unfair competition laws or regulations, (iii) any federal, state or other laws or regulations with respect to any tax, (iv) any federal, state or other environmental or hazardous material laws or regulations, (v) any federal criminal or civil forfeiture laws (including, without limitation, the Racketeer Influence and Corrupt Organization Chapter of the Organized Crime Control Act of 1970, as amended), (vi) any federal, state or other privacy laws or regulations, (vii) any federal, state or other land use, zoning or subdivision laws or

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regulations, (viii) the Employee Retirement Income Security Act, as amended, or related laws or regulations and any other federal, state or other pension or employee benefits or labor laws or regulations, (ix) any federal or state laws related to copyrights, patents, trademarks, service marks or other intellectual property, (x) any federal, state or other health, safety and welfare laws or regulations, (xi) any federal or state banking laws or regulations, (xii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act of 2001) or any other federal, state or other anti-terrorism laws, (xiii) any laws that may apply to a party to any Transaction Document due to the nature of any person or entity’s business or activities of the industry in which such person or entity does business, (xiv) any federal, state or other insurance laws or regulations, (xv) any federal, state or other gaming laws or regulations, (xvi) any federal, state or other criminal laws or regulations, (xvii) any federal, state or other tribal laws or regulations, (xvii) any Federal Reserve Board regulations, and (xix) any treaties.

(b)           Enforcement of the Documents is limited by the following: (i) principles of equity which may limit the availability of certain remedies; and (ii) bankruptcy, insolvency, liquidation, conservatorship, reorganization, moratorium and federal or state laws applicable to or affecting the enforceability of creditors’ rights or the collection of debtors’ obligations generally.

(c)           Enforceability of the Documents is further subject to the qualification that the enforceability of certain of the remedial, waiver and other provisions of the Documents are further limited by applicable federal, State or local laws, regulations and ordinances and judicial decisions in addition to those described in subparagraph (d) next above; provided, however, such additional laws, regulations, ordinances and judicial decisions will not, in our opinion, substantially interfere with the practical realization of the benefits expressed in the Documents, except for the economic consequences of any procedural delay which may result from such laws.

(d)           We express no opinion as to the (i) enforceability of provisions which purport to restrict access to legal or equitable remedies or which purport to waive any rights to notices, or which purport to confess a judgment without notice, or which purport to establish evidentiary standards, or (ii) enforceability of provisions relating to subrogation rights, delay or omission of enforcement of rights or remedies, waivers or ratifications of future acts, the rights of third parties, prohibitions against the transfer, alienation or hypothecation of property, indemnity, severance, marshaling of assets, transferability of assets which by their nature are nontransferable, or sales in inverse order of alienation, and provisions purporting to establish as to third parties nonculpability for actions taken by a lienholder; or (iii) enforceability of provisions authorizing unilateral or ex parte enforcement of the rights of lenders, waiver of any statutory or constitutional rights by the Company; provided, however, that any of the limitations on the availability or enforceability of such remedies and provisions will not, in our opinion, prohibit the practical realization of the benefits of the Documents, except for the economic consequences of any procedural delay which may result from such laws.

(e)           We express no opinion with respect to the compliance or enforceability under any law, statute, ordinance, regulation or judicial proceeding or quasi judicial proceeding except as with regard to the laws of the State in effect as of the date of this letter and exclude any opinion as to the effect of the principles of conflict of laws other than the State.

(f)           We express no opinion with respect to fraudulent conveyance, fraudulent transfer or similar laws.

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(g)           We express no opinion with respect to the extent to which the validity and enforceability of those provisions purporting to provide for indemnification of a party for liability  already addressed may be limited by reason of prohibitions of, or limitations on, such provisions imposed by public policy considerations and/or the application of general equitable principles.

(h)           We express no opinion as to the enforceability of any provisions or any agreement, document, certificate or instrument (other than the Documents) that may be an exhibit to, incorporated by reference in, or otherwise referenced or contemplated by any Document.

(i)           We express no opinion as to (i) whether the Company may guarantee or otherwise become liable for, or pledge its assets to secure, any indebtedness incurred by another entity, except to the extent the Company may be determined to have benefited from the incurrence of such indebtedness by such other entity, or (ii) whether such benefit may be measured other than by the extent to which the proceeds of such indebtedness is, directly or indirectly, made available to the Company for its corporate purposes.

This opinion is limited to the laws of the State and the applicable federal laws.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result.

This opinion is rendered as of the effective date set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date.  We do not undertake to advise you of matters which may come to our legal attention subsequent to the date hereof which may affect our legal opinion expressed herein.  We consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein. We also hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

Rudolph, Fine, Porter & Johnson, LLP